Exhibit 99.1

Riot Blockchain announces purchase of 3,000 next generation Bitmain S17 Pro Antminers, upgrading its Oklahoma City Mining Facility

Decision reinforces Company’s commitment to Bitcoin and its supporting sectors

CASTLE ROCK, CO. / PRNewswire / December 4, 2019 / Riot Blockchain, Inc. (NASDAQ: RIOT) ("Riot” or the “Company"), one of the few Nasdaq listed public cryptocurrency mining companies in the United States, announced the purchase of 3,000 next generation Bitmain S17 Pro Antminers for approximately USD $5 million from BitmainTech PTE. LTD. (“Bitmain”). This upgrade was funded from Riot’s available cash on hand.

The latest generation of Bitcoin (“BTC”) Application-Specific Integrated Circuit (“ASIC”) miners from Bitmain are markedly more cost efficient, estimated from product specifications at approximately a 50% improvement in hardware power efficiency, compared to the S9 miners currently in use by Riot. As previously reported Riot’s gross margin percent, computed as mining revenues in excess of cost of revenues (exclusive of depreciation and amortization), was 14% in the three-month period ended September 30, 2019. The new generation miners are anticipated to generate approximately 440% of the S9’s hashrate while only consuming an estimated 220% of an S9’s electricity usage. This will allow Riot to significantly increase its operating hashrate at the Oklahoma City mining facility with fewer total miners using the same or less total electricity.

Riot estimates aggregate operating hashrate at the Oklahoma City mining facility, assuming full utilization of the facility’s current total 12 megawatt (“MW”) available electric supply and deployment of the 3,000 next generation miners supplemented with the balance of S9s continuing to run using remaining available power, would be approximately 225 petahash per second (“PH/s”). This would represent an estimated 200%+ increase over Riot’s present average mining hashrate. Riot anticipates that the 3,000 new miners, will represent approximately 70% of the total current mine capacity, and are expected to be fully deployed early first quarter 2020. Pending future actual power costs and Bitcoin network economic conditions, it is expected that a portion of the existing S9 miners will continue to be operational in order to maximize capacity until, and if, additional next generation miners may be acquired to replace them.

Riot’s 107,600 square foot Oklahoma City mining facility has been in operation since early 2018. Riot has mined over 1,820 newly minted Bitcoin through the quarter ended September 30, 2019, in addition to lesser quantities of Litecoin and Bitcoin Cash. With this acquisition, Riot has reinforced its confidence and focus in Bitcoin.

Riot’s Oklahoma City mining facility’s current electric costs are variable based upon peak demand. Riot is notified of hourly demand billing rates in advance and in order to be strategic with its operational costs, Riot curtails mining activities to reduce electric consumption if there are periods when incremental electricity charges would exceed estimated revenue production. For the billing month of October 2019, direct electricity costs incurred averaged $0.0275 kWh with an approximate range of $0.01 to $0.07.

The Board of Directors and Management of Riot are very pleased to be in a position from a financial point of view to take advantage of this exciting new technology at a time when the manufacturer has recently significantly reduced the cost of the miners. While cryptocurrency mining continues to have challenges, including price volatility of Bitcoin, the opportunity to acquire significant additional net hashrate capacity on a very cost-effective basis was determined to be compelling. The decision was further enhanced given Riot’s recent funding from its 2019 ATM Offering of common shares with no warrants or other rights and at prices appreciably higher than the current market. As previously reported, the Company’s cash and digital asset balance as of September 30, 2019 totaled $18.3 million, with no long or short-term secured debt.

About Riot Blockchain

Riot Blockchain is focused on building, operating, and supporting blockchain technologies. Its primary operations consist of cryptocurrency mining, targeted development of a cryptocurrency exchange, and the identification and support of innovations within the sector. For more information, visit http://www.RiotBlockchain.com/.

Investor Notice

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks, uncertainties and forward-looking statements described under "Risk Factors" in Item 1A of our most recent Form 10-K for the fiscal year ended December 31, 2018 filed with the Securities and Exchange Commission (the "SEC") on April 2, 2019, as amended by Amendment No. 1 on Form 10-K/A on April 23, 2019, as well as those risk factors disclosed in any periodic reports we file with the SEC. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose part or all of your investment. The risks and uncertainties we describe are not the only ones facing us.

Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. In addition, our past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results in the future. See "Safe Harbor" below.

Safe Harbor

The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the sections entitled "Risk Factors," copies of which may be obtained from the SEC's website at www.sec.gov. The Company does not undertake any obligation to update forward-looking statements contained in this press release.

CONTACT:

Media Contact:

PR@RiotBlockchain.com

Investor Contact:

IR@RiotBlockchain.com

SOURCE: Riot Blockchain, Inc.